EXHIBIT 10.1

DAIS ANALYTIC CORPORATION
11552 PROSPEROUS DRIVE
ODESSA, FL 33556

June 15, 2012

Platinum-Montaur Life Sciences LLC
152 West 57th Street, 4th Floor
New York, New York 10019

Ladies and Gentlemen:

On March 22, 2011 Dais Analytic Corporation (the “Company”) delivered to Platinum-Montaur Life Sciences, LLC (“Platinum”): (i) the Amended and Restated Convertible Promissory Note dated March 22, 2011 from the Company to Platinum in the original principal amount of $1,000,000 (the “Amended and Restated Note”), and (ii) the Secured Convertible Promissory Note dated March 22, 2011 from the Company to Platinum in the original principal amount of $1,500,000 (as amended, the “Secured Note” and, together with the Amended and Restated Note, collectively the “Notes”). In connection with the execution and delivery of the Secured Note, on March 22, 2011 the Company executed and delivered to Platinum the Patent Security Agreement between the Company and Platinum (as amended, including, without limitation, as amended by that certain Letter dated June 1, 2012 from Platinum to the Company regarding Schedule I thereto, the “Patent Security Agreement”).

On May 18, 2012, Platinum delivered to the Company a notice of default under the Notes for the Company’s failure to pay the principal of and accrued interest on the Notes when due and payable thereunder (the “Existing Defaults”).  In accordance with its rights as a secured creditor, Platinum subsequently delivered to the Company, on June 4, 2012, a Notification of Disposition of Collateral (the “Disposition Notification”) pursuant to the Uniform Commercial Code of the State of New York (the “UCC”) and the Patent Security Agreement.

The Company hereby requests that Platinum take no action in respect of such Existing Defaults against the Company, whether under the Notes or otherwise, including without limitation disposing or selling any Collateral (as defined in the Patent Security Agreement) until the earlier of (i) July 15, 2012, or (ii) the termination of the Forbearance Period pursuant to Section 7 hereof (such period, the “Forbearance Period”), it being understood and agreed that, upon termination of the Forbearance Period and at any time thereafter, Platinum shall be entitled, at its discretion, to (i) dispose of the Collateral (as defined in the Patent Security Agreement) in the manner set forth in the Disposition Notification, and (ii) exercise any and all rights and remedies available to Platinum in respect of the Existing Defaults as a secured creditor of the Company, including without limitation, those rights and remedies under the Notes and the Patent Security Agreement.  For the avoidance of doubt, the Company acknowledges that it has received notice of the disposition of the Collateral within a reasonable time prior to any potential disposition (to the extent the same occurs on or after termination of the Forbearance Period) for purposes of Section 9-612 of the UCC.

As an inducement to Platinum agreeing not to take any action against the Company or the Collateral as requested above until the expiration of the Forbearance Period, the Company hereby represents, warrants and covenants as follows:

1. No Duress.  The Company has freely and voluntarily proposed this letter agreement with Platinum (this “Letter Agreement”) after an adequate opportunity to review and discuss the terms and conditions and all factual and legal matters relevant hereto with counsel freely and independently chosen by it and this Letter Agreement is being executed without fraud, duress, undue influence or coercion of any kind or nature whatsoever having been exerted by or imposed upon any party.

2. Amount Due; Validity of Agreements. The Company does not contest the amounts outstanding under the Notes as set forth on Schedule A hereto (the “Outstanding Amount”).   The Company ratifies and confirms its obligations under the Notes, the Exchange Agreement (as defined in the Notes), the Patent Security Agreement, and all related instruments and agreements delivered to Platinum in connection therewith (collectively, the “Loan Documents”), and acknowledges and agrees that Platinum has a perfected, enforceable first lien on the Collateral securing the Obligations (as defined in the Patent Security Agreement), and further acknowledges and agrees that Platinum has a continuing security interest in all Collateral acquired in the future by the Company.

3. Interest. In consideration for the forbearance by Platinum on the terms hereof, the Company agrees that interest on the Notes accruing on and after June 14, 2012 shall accrue at the rate of twenty percent (20%) per annum.

4. Legal Fees. The Company shall pay to Platinum the sum of Fifteen Thousand Dollars ($15,000) for legal fees incurred by Platinum in connection with enforcement and collection of the Notes (such sum, the “Legal Fees”).  The Legal Fees shall be added to the principal amount of the Secured Note, and the Company’s obligation to pay the Legal Fees shall be secured by the Collateral.  The Company hereby grants Platinum a security interest in the Collateral to secure the Company’s obligation to pay the Legal Fees.  Upon execution and delivery hereof by the Company, the Legal Fees shall be added to and included within the definition of “Obligations” under the Patent Security Agreement.

5. No Defenses. Neither the Company nor any officer, director, employee, attorney, member, manager, legal representatives or affiliates of the Company (collectively, the “Company Group”) has any defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, or causes of action of any kind or nature whatsoever against Platinum, its officers, directors, employees, attorneys, members, managers, legal representatives or affiliates (collectively, the “Platinum Group”), directly or indirectly, arising out of, based upon, or in any manner connected with, any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, permitted, or began prior to the execution of this Letter Agreement and accrued, existed, was taken, permitted or begun in accordance with, pursuant to, or by virtue of the Notes or any of the terms or conditions of the Loan Documents, or which directly or indirectly relate to or arise out of or in any manner are connected with the Notes or any of the Loan Documents, the various stock purchase warrants issued by the Company to Platinum (as amended), and other securities of the Company issued to Platinum and agreements and instruments relating thereto (all of such documents and instruments, collectively the “Transaction Document”).  TO THE EXTENT ANY SUCH DEFENSES, AFFIRMATIVE OR OTHERWISE, RIGHTS OF SETOFF, RIGHTS OF RECOUPMENT, CLAIMS, COUNTERCLAIMS, OR CAUSES OF ACTION EXIST AGAINST THE PLATINUM GROUP, THE COMPANY, ON BEHALF OF ITSELF AND THE COMPANY GROUP, HEREBY FOREVER WAIVES, DISCHARGES AND RELEASES ALL SUCH DEFENSES, RIGHTS, CLAIMS, COUNTERCLAIMS, AND CAUSES OF ACTION.

6. No Waiver.  It is understood and agreed that this Letter Agreement does not waive or evidence consent to any default or Event of Default (including Existing Defaults) under the Notes or the Loan Documents. The parties hereto acknowledge and agree that, except with respect to Platinum’s agreement to delay the exercise of its rights and remedies with respect to the Existing Defaults as set forth above, Platinum shall retain all rights and remedies it may now have under the Loan Documents (collectively, “Default Rights”). The Company further agrees that the exercise of any Default Rights by Platinum on termination of the Forbearance Period and at any time thereafter shall not be affected by reason of this Letter Agreement, and the Company shall not assert as a defense thereto the passage of time, estoppel, laches or any statute of limitations.

7. Termination of Forbearance Period. Notwithstanding anything to the contrary contained herein, Platinum shall be entitled to pursue immediately its various rights and remedies, including its Default Rights, against the Company and all Collateral, without regard to notice and cure periods, all of which are hereby waived by the Company, upon the earliest to occur of, and the Forbearance Period shall terminate upon the earliest to occur of :

a.	12:01 a.m. (New York City Time) on July 15, 2012;

b.
Two business days after the Company’s receipt of written notice from Platinum of the Company’s failure to observe, perform, or comply with any of the terms, conditions or provisions of this Letter Agreement as and when required;

c.
Two business days after the Company’s receipt of written notice from Platinum of the occurrence of any default or Event of Default (other than and except for the Existing Defaults) under (i) the Notes, (ii) any of the Loan Documents or any other agreement between the Company and Platinum, and/or (iii) any other indebtedness issued by the Company to Platinum;

d.
Two business days after the Company’s receipt of written notice from Platinum that any representation or warranty made herein, in any document or instrument executed in connection herewith, or in any report, certificate, financial statement or other instrument or documents now or hereafter furnished by or on behalf of the Company in connection with this Letter Agreement, shall prove to have been false, incomplete or misleading in any material respect;

e.
Two business days after the Company’s receipt of written notice from Platinum that any suit, proceeding or other action has been commenced by any other creditor against the Company; provided, that the Company has actual notice of such suit, proceeding or other action;

f.
The date on which a court of competent jurisdiction shall enter an order for relief or take any similar action in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency, reorganization, moratorium or similar law now or hereafter in effect; provided, that, Platinum is not a petitioning creditor in such case and has not otherwise supported such case; or

g.	The date on which a petition for relief under any applicable bankruptcy, insolvency, reorganization, moratorium or similar law now or hereafter in effect is filed by or against the Company.

8. If Platinum is willing, in reliance of the provisions of this Letter Agreement, to delay exercising its rights and remedies with respect to the Existing Defaults until the termination of the Forbearance Period, please so indicate by executing in the space set forth below.

9. It is acknowledged and agreed by Platinum that, other than and except for claims for performance or compliance with respect to the Loan Documents, this Agreement, or the Transaction Documents, by executing below Platinum, on behalf of itself and the Platinum Group, waives any and all claims, counterclaims, or causes of action of any kind or nature whatsoever against the Company Group, directly or indirectly, arising out of, based upon, or in any manner connected with, any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, permitted, or began prior to the execution of this Letter Agreement and accrued, existed, was taken, permitted or begun in accordance with, pursuant to, or by virtue of the Transaction Documents; provided, that, nothing herein shall be deemed to waive, with respect to the Company only, any Existing Default, potential default or other obligation to comply with the terms and conditions of the Transaction Documents in any respect, including, without limitation, any rights of Platinum as a creditor or shareholder of the Company. TO THE EXTENT ANY SUCH DEFENSES, AFFIRMATIVE OR OTHERWISE, RIGHTS OF SETOFF, RIGHTS OF RECOUPMENT, CLAIMS, COUNTERCLAIMS, OR CAUSES OF ACTION EXIST AGAINST THE COMPANY GROUP, PLATINUM, ON BEHALF OF ITSELF AND THE PLATINUM GROUP, HEREBY FOREVER WAIVES, DISCHARGES AND RELEASES ALL SUCH DEFENSES, RIGHTS, CLAIMS, COUNTERCLAIMS, AND CAUSES OF ACTION, PROVIDED, THAT, NOTHING HEREIN SHALL BE DEEMED TO WAIVE, DISCHARGE OR RELEASE, WITH RESPECT TO THE COMPANY ONLY, ANY EXISTING DEFAULT, POTENTIAL DEFAULT OR OTHER OBLIGATION TO COMPLY WITH THE TERMS AND CONDITIONS OF THE TRANSACTION DOCUMENTS IN ANY RESPECT, INCLUDING, WITHOUT LIMITATION, ANY RIGHTS OF PLATINUM AS A CREDITOR OR SHAREHOLDER OF THE COMPANY.

10. It is understood and agreed to by the Company, and Platinum upon its execution hereof, that: (i) no change to, modification of, waiver and/or consent to departure from any provision of this Letter Agreement shall be valid unless the same is in writing and signed by the parties hereto; (ii) any provision of this Letter Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Letter Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; (iii) this Letter Agreement is a legally binding contract and each party acknowledges that it has had the opportunity to consult with legal counsel of choice; and (iv) in any construction of the terms of this Letter Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.  The parties hereto understand and agree that any waiver or release set forth herein is subject to the provisions of Section 29 of the Securities Exchange Act of 1934, as amended, and shall be construed in all respects to comply with the limitations of such Section 29.

11. Execution may occur in counterparts. This Letter Agreement shall not take effect until it is fully executed by both parties, the confirmation by Timothy Tangredi has been executed, the confirmation by Dr. Michael Goldberg has been executed, and all signature pages have been received by both parties.

[signature page follows]

Very Truly Yours,

Dais Analytic Corporation

By:	/s/ Tim Tangredi
Timothy N. Tangredi
President & CEO

Accepted and Agreed to by the undersigned this 15th day of June, 2012

Platinum-Montaur Life Sciences LLC

By:	/s/ Michael Goldberg, M.D.
Michael Goldberg, M.D.
Duly Authorized Agent

Schedule A
Outstanding Amounts

Note	Principal	Interest	Amount Outstanding
Secured Note	$1,515,000	$185,342.47	$1,700,342.47
Amended and Restated Note	$1,000,000	$249,589.04	$1,249,589.04
	Aggregate Amount Outstanding:		$2,949,931.51